CONSENT OF EXPERT

The undersigned hereby consents to the inclusion in the Annual Report on Form 20-F (“Annual Report”) of Platinum Group Metals Ltd. (the “Company”) for the year ended August 31, 2017 of references to the undersigned as a non-independent qualified person and the undersigned’s name with respect to the disclosure of technical and scientific information contained in the Annual Report (the “Technical Information”). The undersigned further consents to the incorporation by reference in the Company’s Registration Statement on Form F-10 (No. 333-213985), as amended and supplemented, filed with the United States Securities and Exchange Commission, of the references to the undersigned’s name and the Technical Information in the Annual Report.

/s/ R. Michael Jones
R. Michael Jones
Date: December 29, 2017